TREND TECHNOLOGY CORPORATION

Suite 1020

510 Burrard Street

Vancouver, B.C.

V6C 3A8

April 18, 2005

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Attention:  Mr. John Zitko,

                   Division of Corporation Finance

Dear Mr. Zitko:

Re:  Trend Technology Corporation (the "Company")

        - Registration Statement on Form 10-SB/A

        - File No. 000-50978

        - Filed on February 11, 2005

Further to your initial letter dated November 5, 2004 and your comment letter dated March 30, 2005, the undersigned, on behalf of the Company, hereby acknowledges that:

1.

the Company is responsible for the adequacy and accuracy of the disclosure in our filings;

2.

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to our filings; and

3.

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Yours truly,

Trend Technology Corporation

Per:

/s/Gerald J. Shields

Gerald J. Shields,

C.E.O., President and Director